Exhibit 99.1
Contact:   Michael R. Sand,
President & CEO
      Dean J. Brydon, CFO
                      (360) 533-4747
                      www.timberlandbank.com

Timberland Bancorp EPS Increases 55% to $0.31 for the Third Fiscal Quarter of 2015
Increases Dividend by 17% and Authorizes Share Repurchase Plan

HOQUIAM, WA – July 28, 2015 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $2.16 million, or $0.31 per diluted share, for the third fiscal quarter ended June 30, 2015.  This compares to net income of $1.45 million, or $0.21 per diluted share, for the quarter ended March 31, 2015 and net income of $1.43 million, or $0.20 per diluted share, for the quarter ended June 30, 2014.  For the first nine months of fiscal 2015, Timberland earned $5.34 million, or $0.76 per diluted share, compared to $4.00 million, or $0.57 per diluted share for the first nine months of fiscal 2014.

Timberland’s Board of Directors announced an increase in the quarterly cash dividend to shareholders to $0.07 per share, payable on August 28, 2015 to shareholders of record on August 14, 2015.  In addition, the Board also authorized the repurchase of up to 5% (352,681) of the Company’s outstanding shares.

“The Company’s strong operating results and continued growth in loans, deposits and assets reflect the strength of our Western Washington markets and the effectiveness of our teams in originating loans and gathering core deposits,” stated Michael R. Sand, President and CEO.  “We continue to compete effectively in our markets while maintaining a pricing discipline that has resulted in only a nominal variation in our net interest margin during the past four years.  We have positioned the Company to benefit from rising rates even though both the timing and pace of this long anticipated increase regimen remains uncertain.  We are, however, absolutely certain that each passing quarter moves us closer to the final maturities of three Federal Home Loan Bank advances that represented 49% of our funding  costs in the current quarter.  The advances mature in December of 2016 and in August and September of 2017.  We are looking forward to the elimination of the interest expense associated with these advances and the resulting positive impact on the Company’s already strong net interest margin.”

Third Fiscal Quarter 2015 Highlights (at or for the period ended June 30, 2015, compared to June 30, 2014, or March 31, 2015):

•	Earnings per diluted share increased 55% to $0.31 from $0.20 for the comparable quarter one year ago;
•	Earnings per diluted share for the first nine months of fiscal 2015 increased 33% to $0.76 from $0.57 for the first nine months of fiscal 2014;
•	Return on average assets and return on average equity were 1.11% and 10.03%, respectively;
•	Operating revenue increased 11% from the comparable quarter one year ago and 8% from the prior quarter;
•	Non-interest income for the current quarter increased by 19% from the comparable quarter one year ago, and by 14% from the preceding quarter;
•	Announced a 17% increase in the quarterly dividend to $0.07 per share from $0.06 per share to be paid on August 28, 2015 to shareholders of record on August 14, 2015;
•	Net interest margin increased to 3.88% from 3.69% for the preceding quarter and from 3.86% for the comparable quarter one year ago;
•	Total deposits increased by $11.4 million, or 2% during the quarter and 9% year-over-year;
•	Net loans receivable increased by $13.9 million, or 2% during the quarter and 7% year-over-year;
•
Loan originations increased 83% to $101.3 million in the third fiscal quarter compared to $55.5 million in the second fiscal quarter and increased 150% from $40.5 million in the third fiscal quarter one year ago;

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

•	The dollar amount of mortgage loans sold into the secondary market increased 29% compared to the preceding quarter and 112% from the comparable quarter one year ago;
•	Total delinquent loans decreased 11% during the current quarter and 19% year-over-year; and
•	Book value and tangible book value per share increased to $12.38 and $11.57, respectively, at quarter end.

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 15.01%, a Tier 1 leverage capital ratio of 10.77% and a tangible capital to tangible assets ratio of 10.41% at June 30, 2015.

Reflecting continued improvement in asset quality, no provision for loan losses was necessary for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014.  The Bank had a net recovery of $85,000 for the current quarter compared to a net recovery of $60,000 for the preceding quarter and net charge-offs of $186,000 during the comparable quarter one year ago.  The non-performing assets to total assets ratio improved to 2.36% at June 30, 2015 from 2.55% three months earlier and 3.38% one year ago.  The allowance for loan losses was 1.72% of loans receivable at June 30, 2015.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 11% to $10.8 million at June 30, 2015, from $12.2 million at March 31, 2015 and decreased 19% from $13.3 million one year ago.  Non-accrual loans decreased to $9.1 million at June 30, 2015, from $10.9 million at March 31, 2015 and from $12.1 million at June 30, 2014.

NON-ACCRUAL LOANS	June 30, 2015		March 31, 2015		June 30, 2014
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage Loans:
One- to four-family	$3,141	17	$3,751	18	$4,873	23
Multi-family	760	1	760	1	--	--
Commercial	462	2	1,535	2	1,631	3
Construction	157	1	225	2	--	--
Land	4,200	5	4,214	4	5,204	11
Total mortgage loans	8,720	26	10,485	27	11,708	37

Consumer Loans:
Home equity and second
mortgage	374	6	401	7	371	5
Other	36	1	38	1	8	2
Total consumer loans	410	7	439	8	379	7
Total loans	$9,130	33	$10,924	35	$12,087	44

Other real estate owned (“OREO”) and other repossessed assets decreased 28% to $8.1 million at June 30, 2015, from $11.2 million at June 30, 2014 and increased 3% from $7.9 million at March 31, 2015.  At June 30, 2015, the OREO portfolio consisted of 33 individual properties and one other repossessed asset.  During the quarter ended June 30, 2015, three OREO properties totaling $557,000 were sold for a net loss of $18,000.

OREO and OTHER REPOSSESSED ASSETS	June 30, 2015		March 31, 2015		June 30, 2014
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$2,434	8	$2,150	9	$3,554	18
Multi-family	--	--	--	--	142	1
Commercial	2,041	4	2,073	4	3,221	5
Land	3,521	21	3,576	22	4,249	26
Mobile home	67	1	67	1	6	1
Total	$8,063	34	$7,866	36	$11,172	51

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

Balance Sheet Management

Total assets increased by $13.5 million, or 2%, to $789.8 million at June 30, 2015, from $776.3 million at March 31, 2015.  The increase was primarily due to a $13.9 million increase in net loans receivable and a $5.2 million increase in CDs held for investment, which was partially offset by a $5.9 million decrease in cash and cash equivalents.  The increase in total assets was funded primarily by an $11.4 million increase in total deposits.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities was 17.7% of total liabilities at June 30, 2015, compared to 18.2% at March 31, 2015, and 15.4% one year ago.

Net loans receivable increased by $13.9 million to $598.2 million at June 30, 2015, from $584.3 million at March 31, 2015.  The increase was primarily due to a $32.2 million increase in construction loans, a $3.4 million increase in one- to four-family loans, a $1.9 million increase in multi-family loans, a $1.4 million increase in commercial business loans and an $822,000 increase in consumer loans. These increases to net loans receivable were partially offset by a $21.7 million increase in the undisbursed portion of construction loans in process and a $2.9 million decrease in commercial real estate loans.  The increase in construction loans was primarily due to a $15.5 million increase in commercial real estate construction loans and a $12.6 million increase in multi-family construction loans.

LOAN PORTFOLIO
	June 30, 2015		March 31, 2015		June 30, 2014
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One- to four-family	$111,184	17%	$107,821	17%	$100,085	17%
Multi-family	50,587	8	48,641	8	47,077	8
Commercial	293,438	44	296,338	47	299,707	51
Construction and land
Development	109,678	16	77,433	12	53,695	9
Land	27,495	4	28,464	4	28,442	5
Total mortgage loans	592,382	89	558,697	88	529,006	90

Consumer Loans:
Home equity and second
Mortgage	35,040	5	34,362	5	31,832	5
Other	4,711	1	4,567	1	5,229	1
Total consumer loans	39,751	6	38,929	6	37,061	6

Commercial business loans	36,288	5	34,911	6	25,341	4
Total loans	668,421	100%	632,537	100%	591,408	100%
Less:
Undisbursed portion of
construction loans in
Process	(57,674)		(35,990)		(21,463)
Deferred loan origination
Fees	(2,069)		(1,893)		(1,687)
Allowance for loan losses	(10,467)		(10,382)		(10,563)
Total loans receivable, net	$598,211		$584,272		$557,695

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

CONSTRUCTION LOAN COMPOSITION
	June 30, 2015		March 31, 2015		June 30, 2014
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$62,579	9%	$60,889	10%	$48,212	8%
Speculative one- to four-
Family	5,205	1	2,769	--	2,307	--
Commercial real estate	18,924	3	3,395	--	2,736	1
Multi-family (including
condominium)	22,970	3	10,380	2	440	--
Land development	--	--	--	--	--	--
Total construction loans	$109,678	16%	$77,433	12%	$53,695	9%

Timberland originated $101.3 million in loans during the quarter ended June 30, 2015, compared to $55.5 million for the preceding quarter and $40.5 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended June 30, 2015, fixed-rate one- to four-family mortgage loans totaling $16.5 million were sold compared to $12.8 million for the preceding quarter and $7.8 million for the comparable quarter one year ago.

Timberland’s investment securities increased by $2.8 million during the quarter to $9.4 million at June 30, 2015, from $6.6 million at March 31, 2015, primarily due to the purchase of a $3.0 million U.S. Treasury security. This increase was partially offset by scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	June 30, 2015		March 31, 2015		June 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$122,133	19%	$117,481	18%	$92,995	15%
N.O.W. checking	168,773	26	168,451	26	157,303	26
Savings	104,774	16	104,246	16	93,728	16
Money market	94,529	14	85,927	13	94,363	16
Money market – brokered	8,521	1	5,867	1	--	--
Certificates of deposit under $100	87,590	13	91,498	14	97,917	16
Certificates of deposit $100 and over	65,202	10	66,610	11	59,134	10
Certificates of deposit – brokered	3,196	1	3,193	1	3,192	1
Total deposits	$654,718	100%	$643,273	100%	$598,632	100%

Total deposits increased $11.4 million, or 2%, to $654.7 million at June 30, 2015, from $643.3 million at March 31, 2015.  The increase was primarily due to an $8.6 million increase in money market account balances, a $4.6 million increase in non-interest bearing account balances, a $2.7 million increase in brokered money market account balances, a $528,000 increase in savings account balances and a $322,000 increase in N.O.W. checking account balances.  These increases were partially offset by a $5.3 million decrease in certificates of deposit account balances.

Shareholders’ Equity

Total shareholders’ equity increased $1.87 million to $87.29 million at June 30, 2015, from $85.42 million at March 31, 2015.  The increase in shareholders’ equity was primarily due to net income of $2.16 million for the quarter, which was partially offset by dividend payments of $423,000 to shareholders.  Book value per share increased to $12.38 and tangible book value per share increased to $11.57 at June 30, 2015.

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

Share Repurchase

Timberland’s Board of Directors authorized the repurchase of up to 5% of the Company’s outstanding shares, or 352,681 shares.  The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission (“SEC”).

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in the SEC’s Rule 10b-18 and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate.  These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding other than temporary impairment (“OTTI”) charges and gains or losses on sale of investments) increased 8% to $9.51 million for the current quarter from $8.78 million for the preceding quarter and 11% from $8.56 million for the comparable quarter one year ago.  Operating revenue increased 6% to $27.07 million for the first nine months of fiscal 2015 from $25.61 million for the comparable period one year ago.

Net interest income increased 6% to $6.98 million for the quarter ended June 30, 2015, from $6.57 million for the preceding quarter and increased 9% from $6.43 million for the comparable quarter one year ago.  Net interest income was higher during the quarter ended June 30, 2015, primarily due to an increased level of average loans and average interest-earning assets and the collection of $159,000 of non-accrual interest on three loans.

The net interest margin for the current quarter increased to 3.88% from 3.69% for the preceding quarter and from 3.86% for the comparable quarter one year ago.  The non-accrual interest recognized during the current quarter increased the net interest margin by approximately nine basis points.  For the first nine months of fiscal 2015, net interest income increased 5% to $20.25 million from $19.33 million for the first nine months of fiscal 2014. Timberland’s net interest margin for the first nine months of fiscal 2015 decreased to 3.81% from 3.83% for the first nine months of fiscal 2014.

Non-interest income increased 14% to $2.52 million for the quarter ended June 30, 2015, from $2.21 million in the preceding quarter, and increased 19% from $2.12 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $166,000 increase in gain on sale of loans and smaller increases in ATM and debit card interchange transaction fees and service charges on deposits.  The increase in gain on sale of loans was primarily due to an increase in the dollar volume of fixed-rate one- to four-family loans sold during the current quarter.  Fiscal year-to-date non-interest income increased 8% to $6.86 million from $6.32 million for the first nine months of fiscal 2014.

Total operating (non-interest) expenses decreased 7% to $6.22 million for the third fiscal quarter from $6.65 million for the preceding quarter and decreased 3% from $6.43 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily due to a non-recurring $299,000 gain on disposition of premises and equipment, a $156,000 decrease in OREO and other repossessed assets expense, and an $88,000 decrease in salary and employee benefits.  These decreases were partially offset by increases in ATM and debit card processing expenses and expenses for state and local taxes.  The gain on the disposition of premises and equipment was a result of the sale of excess land adjacent to the Bank’s Lacey branch office.  Fiscal year-to-date operating expenses decreased 1% to $19.15 million from $19.43 million for the first nine months of fiscal 2014.

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

The provision for income taxes increased $452,000 to $1.13 million for the quarter ended June 30, 2015, from $676,000 for the preceding quarter, primarily due to increased income before income taxes.  The effective tax rate was 34.32% for the current quarter and 31.78% for the quarter ended March 31, 2015.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,
(unaudited)	2015	2015	2014
Interest and dividend income
Loans receivable	$7,756	$7,352	$7,238
Investment securities	59	55	66
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	7	6	6
Interest bearing deposits in banks	125	114	87
Total interest and dividend income	7,947	7,527	7,397

Interest expense
Deposits	492	495	498
FHLB advances	471	465	466
Total interest expense	963	960	964
Net interest income	6,984	6,567	6,433

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	6,984	6,567	6,433

Non-interest income
OTTI on investment securities, net	(4)	(1)	(9)
Service charges on deposits	899	852	921
Gain on sale of loans, net	514	348	241
Bank owned life insurance (“BOLI”) net earnings	133	131	134
ATM and debit card interchange transaction fees	691	643	611
Other	290	241	218
Total non-interest income, net	2,523	2,214	2,116

Non-interest expense
Salaries and employee benefits	3,196	3,284	3,325
Premises and equipment	763	751	759
Gain on disposition of premises and equipment, net	(299)	--	(5)
Advertising	169	173	187
OREO and other repossessed assets expense, net	193	349	240
ATM and debit card processing	336	255	207
Postage and courier	104	114	122
Amortization of core deposit intangible (“CDI”)	--	--	29
State and local taxes	189	119	123
Professional fees	207	223	196
FDIC insurance	142	148	158
Other insurance	28	38	34
Loan administration and foreclosure	88	76	129
Data processing and telecommunications	449	471	399
Deposit operations	220	219	146
Other	435	434	381
Total non-interest expense	6,220	6,654	6,430

(Statement continued on following page)

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Income before income taxes	$3,287	$2,127	$2,119
Provision for income taxes	1,128	676	685
Net income	2,159	1,451	1,434

Preferred stock dividends	--	--	--
Preferred stock discount accretion	--	--	--
Net income to common shareholders	$ 2,159	$ 1,451	$1,434

Net income per common share:
Basic	$0.31	$0.21	$0.21
Diluted	0.31	0.21	0.20

Weighted average common shares outstanding:
Basic	6,902,067	6,898,192	6,857,149
Diluted	7,071,221	7,071,792	7,033,713

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts)	June 30,	June 30,
(unaudited)	2015	2014
Interest and dividend income
Loans receivable	$22,617	$21,811
Investment securities	179	190
Dividends from mutual funds and FHLB stock	21	21
Interest bearing deposits in banks	343	268
Total interest and dividend income	23,160	22,290

Interest expense
Deposits	1,496	1,562
FHLB advances	1,411	1,399
Total interest expense	2,907	2,961
Net interest income	20,253	19,329

Provision for loan losses	--	--
Net interest income after provision for loan losses	20,253	19,329

Non-interest income
Recoveries (OTTI) on investment securities, net	(5)	78
Gain (loss) on sale of investment securities, net	45	(32)
Service charges on deposits	2,635	2,795
Gain on sale of loans, net	1,098	714
BOLI net earnings	401	392
ATM and debit card interchange transaction fees	1,964	1,769
Other	722	608
Total non-interest income, net	6,860	6,324

Non-interest expense
Salaries and employee benefits	9,877	10,138
Premises and equipment	2,239	2,099
Gain on disposition of premises and equipment, net	(299)	(5)
Advertising	529	537
OREO and other repossessed assets expense, net	617	795
ATM and debit card processing	929	791
Postage and courier	322	329
Amortization of CDI	3	87
State and local taxes	426	361
Professional fees	606	590
FDIC insurance	449	479
Other insurance	103	113
Loan administration and foreclosure	207	377
Data processing and telecommunications	1,299	1,058
Deposit operations	615	569
Other	1,225	1,107
Total non-interest expense	19,147	19,425

(Statement continued on following page)

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

	Nine Months Ended
	June 30,	June 30,
	2015	2014
Income before income taxes	$7,966	$6,228
Provision for income taxes	2,629	2,024
Net income	5,337	4,204

Preferred stock dividends	--	(136)
Preferred stock discount accretion	--	(70)
Net income to common shareholders	$5,337	$3,998

Net income per common share:
Basic	$0.77	$0.58
Diluted	0.76	$0.57

Weighted average common shares outstanding:
Basic	6,897,381	6,855,811
Diluted	7,068,821	7,015,155

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2015	2015	2014
Assets
Cash and due from financial institutions	$ 13,800	$ 12,474	$ 13,500
Interest-bearing deposits in banks	62,373	69,619	50,467
Total cash and cash equivalents	76,173	82,093	63,967

Certificates of deposit (“CDs”) held for investment, at cost	47,053	41,868	32,336
Investment securities:
Held to maturity, at amortized cost	8,018	5,106	5,417
Available for sale, at fair value	1,401	1,486	2,928
FHLB stock	2,699	5,135	5,299

Loans receivable	604,843	592,402	566,757
Loans held for sale	3,835	2,252	1,501
Less: Allowance for loan losses	(10,467)	(10,382)	(10,563)
Net loans receivable	598,211	584,272	557,695

Premises and equipment, net	17,083	17,422	17,867
OREO and other repossessed assets, net	8,063	7,866	11,172
BOLI	18,034	17,900	17,494
Accrued interest receivable	2,132	2,060	1,922
Goodwill	5,650	5,650	5,650
Core deposit intangible	--	--	32
Mortgage servicing rights, net	1,469	1,484	1,812
Other assets	3,801	3,928	4,040
Total assets	$789,787	$776,270	$727,631

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 122,133	$ 117,481	$ 92,995
Deposits: Interest-bearing	532,585	525,792	505,637
Total deposits	654,718	643,273	598,632

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	2,779	2,573	2,669
Total liabilities	702,497	690,846	646,301

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,936 shares issued and outstanding – June 30, 2014 7,052,636 shares issued and outstanding – March 31, 2015 7,053,636 shares issued and outstanding – June 30, 2015	10,948	10,892	10,710
Unearned shares- Employee Stock Ownership Plan	(992)	(1,058)	(1,256)
Retained earnings	77,673	75,937	72,240
Accumulated other comprehensive loss	(339)	(347)	(364)
Total shareholders’ equity	87,290	85,424	81,330
Total liabilities and shareholders’ equity	$789,787	$776,270	$727,631

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2015	2015	2014

PERFORMANCE RATIOS:
Return on average assets (a)	1.11%	0.75%	0.79%
Return on average equity (a)	10.03%	6.86%	7.12%
Net interest margin (a)	3.88%	3.69%	3.86%
Efficiency ratio	65.43%	75.78%	75.21%

	Nine Months Ended
	June 30,	June 30,
	2015	2014
PERFORMANCE RATIOS:
Return on average assets (a)	0.93%	0.76%
Return on average equity (a)	8.40%	6.76%
Net interest margin (a)	3.81%	3.83%
Efficiency ratio	70.62%	75.72%

	June 30,	March 31,	June 30,
	2015	2015	2014
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$9,130	$10,924	$12,087
Loans past due 90 days and still accruing	488	--	150
Non-performing investment securities	979	1,009	1,162
OREO and other repossessed assets	8,063	7,866	11,172
Total non-performing assets (b)	$18,660	$19,799	$24,571

Non-performing assets to total assets (b)	2.36%	2.55%	3.38%
Net charge-offs (recoveries) during quarter	$ (85)	$ (60)	$ 186
Allowance for loan losses to non-accrual loans	115%	95%	87%
Allowance for loan losses to loans receivable (c)	1.72%	1.75%	1.86%
Troubled debt restructured loans on accrual status (d)	$12,392	$12,673	$16,524

CAPITAL RATIOS:
Tier 1 leverage capital	10.77%	10.63%	10.62%
Tier 1 risk-based capital	13.76%	13.97%	13.61%
Total risk-based capital	15.01%	15.23%	14.87%
Tangible capital to tangible assets (e)	10.41%	10.35%	10.48%

BOOK VALUES:
Book value per common share	$ 12.38	$ 12.11	$ 11.54
Tangible book value per common share (e)	11.57	11.31	10.74

__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $1,356, $2,121 and $2,915 reported as non-accrual loans at June 30, 2015, March 31, 2015 and June 30, 2014, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

AVERAGE BALANCES, YIELDS AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the three months ended
	June 30, 2015		March 31, 2015		June 30, 2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans	$600,740	5.16%	$592,000	4.97%	$566,887	5.11%
Investment securities	12,276	2.15%	11,823	2.06%	13,905	2.07%
Other interest-bearing assets	107,295	0.47%	108,298	0.43%	85,854	0.41%
Total interest-bearing assets	720,311	4.41%	712,121	4.23%	666,646	4.44%
Other assets	57,130		58,224		63,000
Total assets	$777,441		$770,345		$729,646

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$167,003	0.27%	$165,314	0.27%	$156,932	0.27%
Money market accounts	95,341	0.30%	92,683	0.27%	94,181	0.26%
Savings accounts	104,306	0.05%	100,997	0.05%	92,744	0.05%
Certificates of deposit accounts	158,990	0.74%	162,446	0.78%	159,977	0.80%
Total interest-bearing deposits	525,640	0.38%	521,440	0.38%	503,834	0.40%
FHLB Advances	45,000	4.20%	45,000	4.19%	45,000	4.15%
Total interest-bearing liabilities	570,640	0.68%	566,440	0.69%	548,834	0.70%

Non-interest-bearing demand deposits	117,488		116,177		96,776
Other liabilities	3,220		3,092		3,376
Shareholders' equity	86,093		84,636		80,660
Total liabilities and shareholders' equity	$777,441		$770,345		$729,646

Net interest income and spread		3.74%		3.54%		3.74%
Net interest margin (1)		3.88%		3.69%		3.86%
Average interest-bearing assets to
average interest-bearing liablilities	126.23%		125.72%		121.47%

________________________________________
(1)Net interest margin = annualized net interest income /
Average interest-bearing assets

Timberland Fiscal Q3 2015 Earnings
July 28, 2015

AVERAGE BALANCES, YIELDS AND RATES – YEAR TO DATE
($ in thousands)
(unaudited)

	For the nine months ended
	June 30, 2015		June 30, 2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans	$591,483	5.10%	$565,990	5.14%
Investment securities	12,460	2.15%	12,968	2.17%
Other interest-bearing assets	103,937	0.44%	94,205	0.38%
Total interest-bearing assets	707,880	4.36%	673,163	4.41%
Other assets	58,424		62,112
Total assets	$766,304		$735,275

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$163,917	0.27%	$156,397	0.29%
Money market accounts	92,750	0.28%	95,501	0.26%
Savings accounts	100,636	0.05%	91,794	0.05%
Certificates of deposit accounts	161,486	0.77%	164,200	0.82%
Total interest-bearing deposits	518,789	0.39%	507,892	0.41%
FHLB Advances	45,000	4.19%	45,000	4.16%
Total interest-bearing liabilities	563,789	0.69%	552,892	0.72%

Non-interest-bearing demand deposits	114,861		96,238
Other liabilities	2,983		3,195
Shareholders' equity	84,671		82,950
Total liabilities and shareholders' equity	$766,304		$735,275

Net interest income and spread		3.67%		3.69%
Net interest margin (1)		3.81%		3.83%
Average interest-bearing assets to
average interest-bearing liablilities	125.56%		121.75%

________________________________________
(1)Net interest margin = annualized net interest income /
Average interest-bearing assets